Exhibit 10.1

RECAPITALIZATION AGREEMENT

among

VELOCITY EXPRESS CORPORATION,

CERTAIN OF ITS PREFERRED STOCKHOLDERS

and

MCG ACQUISITION LLC

Dated as of July 31, 2009

-i-

RECAPITALIZATION AGREEMENT

RECAPITALIZATION AGREEMENT, made as of the 31st day of July, 2009 (this “Agreement”), by and between Velocity Express Corporation (the “Company”), MCG Acquisition LLC (“Newco”) and the holders of preferred stock of the Company whose names appear on the signature page hereto (the “Preferred Holders”).

WHEREAS, Newco is a party to certain Bondholder Sale Agreements, dated as of the date hereof (the “Bondholder Sale Agreements”), by and between Newco and the holders of at least  2/3rds of the Notes and Warrants (the Notes and Warrants being defined in the aggregate as the “Securities”) parties thereto (the “Bondholders”), pursuant to which Newco has agreements to purchase at least  2/3rds of the outstanding Securities and expects to have agreements to purchase all of the outstanding Securities in exchange for an aggregate amount equal to the Securities Purchase Price;

WHEREAS, Newco has agreed to exchange the Securities for shares of common stock, par value $0.04, of the Company (the “Common Stock”) equal to 78.5% of the Common Stock outstanding on a fully diluted basis after giving effect to the Recapitalization Transactions (as defined below) (including the shares of Common Stock required to be delivered by Newco to the Bondholders pursuant to the Bondholder Sale Agreements), upon the terms and subject to the conditions set forth herein and in full satisfaction of the Securities (the “Exchange”);

WHEREAS, in connection and simultaneously with the consummation of the Exchange, at least 62.5% of each class of the Preferred Holders have agreed, and Newco expects that the remaining Preferred Holders will agree, to convert or exchange all of the issued and outstanding Preferred Stock into shares of Common Stock equal to 19.9% of the Common Stock outstanding on a fully diluted basis (see Annex A regarding treatment of outstanding options and warrants) after giving effect to the Recapitalization Transactions upon the terms and subject to the conditions set forth herein (the “Conversion” and, together with the Exchange and the other transactions contemplated by this Agreement, which will result in Newco owning 78.5% of the Common Stock (including the shares of Common Stock required to be delivered by Newco to the Bondholders pursuant to the Bondholder Sale Agreements) outstanding on a fully diluted basis and the Preferred Holders owning 19.9% of the Common Stock outstanding on a fully diluted basis, such that ownership of the Company is as set forth on Annex A. (the “Recapitalization Transactions”);

WHEREAS, the Company, Newco and over 62.5% of the Preferred Holders have agreed to terminate all the other existing agreements, arrangements and understandings between the Company and the Preferred Holders (other than the Transaction Documents), (the “Preferred Holder Agreements”);

WHEREAS, the Company, Newco and the Preferred Holders are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act;

WHEREAS, over 62.5% of the Preferred Holders have delivered Consents to Newco acknowledging that they have agreed to the terms and conditions set forth herein and that execution of this Agreement by the Preferred Holders shall constitute a reaffirmation of the terms and conditions previously agreed to in such Consents; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means, other than the Recapitalization Transactions, any proposal or offer from any Person (other than the Investors) or “group” (as defined in Section 13(d) of the 1934 Act) for (i) the direct or indirect acquisition of assets of the Company equal to 20% or more of the Company’s consolidated assets, (ii) the acquisition from the Company of 20% or more of the outstanding equity securities of the Company (calculated on a fully diluted, as converted basis), (iii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the equity securities of the Company or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the Company’s consolidated assets (other than (1) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more of its Subsidiaries and (2) mergers, consolidations, recapitalizations, share exchanges or other business combinations that if consummated would result in the holders of the outstanding shares of Common Stock immediately prior to such transaction owning more than 90% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Event” means any of the following events: (a) any action is taken by or against the Company or any Subsidiary (other than by Newco or its Affiliates or by any Person acting on behalf of Newco or its Affiliates) under any bankruptcy, reorganization, winding up, arrangement, restructuring, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) the Company or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (c) any custodian, receiver, trustee or any similar official is appointed for the Company or any Subsidiary or any substantial part of the Company’s or any Subsidiary’s property; (d) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; or (e) the directors of the Company vote for or direct the winding down of the affairs of such entity.

“Board Resignation Request” has the meaning set forth in Section 4.2(c).

“Bondholder Sale Agreements” has the meaning set forth in the Recitals to this Agreement.

“Bondholders” has the meaning set forth in the Recitals to this Agreement.

“Break-up Fee” means $750,000.00.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Company Releasees” means the Company, its Subsidiaries and each of their respective officers and directors.

“Company Requisite Vote” has the meaning set forth in Section 3.1(g).

“Consent” means the instrument delivered by over 62.5% of the Preferred Holders evidencing such Preferred Holder’s consent to the material terms and conditions set forth in this Agreement.

“Conversion” has the meaning set forth in the Recitals to this Agreement.

“Credit Agreement” means that certain Loan and Security Agreement, dated as of March 13, 2009, as amended, among the Company, Velocity Express, Inc., Velocity Express Leasing, Inc., VXP Mid-West, Inc., VXP Leasing Mid-West, Inc., CD&L, Inc., Clayton/National Courier Systems, Inc., Click Messenger Service, Inc., Olympic Courier Systems, Inc., Securities Courier Corporation, Silver Star Express, Inc., Velocity Systems Franchising Corporation, the lenders parties thereto and Burdale Capital Finance, Inc., as administrative agent for the lenders.

“Exchange” has the meaning set forth in the Recitals to this Agreement.

“Frustrating Transaction” has the meaning set forth in Section 5.6(b).

“Governmental Entity” means any legislative, executive, judicial, regulatory or administrative unit of any governmental entity (multinational, foreign, federal, state or local) or any department, commission, board, agency, bureau, ministry, official, arbitrator (public) or other similar body exercising executive, legislative, regulatory, administrative or judicial authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing to perform any such functions.

“Indenture” means the Indenture, dated July 3, 2006, between the Company and Wells Fargo Bank, N.A., as trustee, with respect to the Notes, as amended by the Supplemental Indenture, dated as of August 17, 2006, the Second Supplemental Indenture, dated as of December 22, 2006 and the Third Supplemental Indenture, dated July 25, 2007, the Fourth Supplemental Indenture, dated May 19, 2008, as amended, and the Fifth Supplemental Indenture, dated March 13, 2009.

“Investors” means, collectively, Newco and the Preferred Holders.

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change, effect, event, occurrence or development (1) in the financial or securities markets or the economy in general or political conditions, (2) in the industries in which the Company or any of its Subsidiaries operates in general, (3) related to or arising from changes following the date hereof in United States generally accepted accounting principles, (4) related to or arising from the announcement or consummation of this Agreement and the Recapitalization Transactions, including a loss of customers, employees or independent contractors related to the announcement of this Agreement, (5) arising from losses of revenues or deterioration in the performance of the business of the Company or its Subsidiaries, (6) related to or arising from changes following the date hereof in taxes or laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity, or (7) related to or arising from any matter disclosed in the SEC Filings, or (B) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect.

“Newco Expenses” means all of the reasonable documented out-of-pocket fees and expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to Newco, its Affiliates and its Representatives) incurred by Newco on or prior to the termination of this Agreement in connection with the Recapitalization Transactions.

“Newco Financing” means all requisite financing needed by Newco under and as contemplated by the Bondholder Sale Agreements.

“Newco Investors” means the Person or Persons who hereafter provide the Newco Financing.

“Newco Investors Consent” has the meaning set forth in Section 4.2(e).

“Newco Satisfaction and Release Documents” has the meaning set forth in Section 2.1(b).

“Notes” means the Company’s 12% Senior Secured Notes due 2010 issued under the Indenture.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Preferred Holder Agreements” has the meaning set forth in the Recitals to this Agreement.

“Preferred Holder Satisfaction and Release Documents” has the meaning set forth in Section 2.1(c).

“Preferred Holders” has the meaning set forth in the Recitals to this Agreement.

“Preferred Stock” means (i) the Series M Preferred Stock, par value $.004 per share of the Company (the “Series M Preferred”), (ii) the Series N Preferred Stock, par value $.004 per share of the Company (the “Series N Preferred”), (iii) the Series O Preferred Stock, par value $.004 per share of the Company (the “Series O Preferred”), (iv) the Series P Preferred Stock, par value $.004 per share (the “Series P Preferred”) and (v) the Series Q Preferred Stock, par value $.004 per share of the Company (the “Series Q Preferred”).

“Preferred Stock Adjustment” has the meaning set forth in Section 2.1(c)(ii).

“Prohibited Transaction” has the meaning set forth in Section 3.2(k).

“Proxy Statement” has the meaning set forth in Section 5.5(a).

“Recapitalization Transactions” has the meaning set forth in the Recitals to this Agreement.

“Recommendation” has the meaning set forth in Section 5.5(a).

“Representatives” has the meaning set forth in Section 5.4(a).

“Securities” has the meaning set forth in the Recitals to this Agreement.

“Securities Purchase Price” means $10 million in cash plus, if the Recapitalization Transactions are consummated, shares of Common Stock equal to ten percent (10%) of the Common Stock of the Company outstanding after giving effect to the Recapitalization Transactions.

“SEC” has the meaning set forth in the Recitals to this Agreement.

“SEC Filings” has the meaning set forth in Section 3.1(e).

“Shares” means the shares of Common Stock being acquired by Newco and the Preferred Holders hereunder (including, for the avoidance of doubt, the Shares to be delivered by Newco to the Bondholders pursuant to the Bondholder Sale Agreements as part of the Securities Purchase Price).

“Special Committee” means the committee of the Company’s Board of Directors formed for the purpose of evaluating strategic options for the Company, including the transactions covered hereby.

“Stockholders Meeting” has the meaning set forth in Section 5.5(a).

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means any bona fide proposal (on its most recently amended or modified terms, if amended or modified) made by any Person to enter into an Acquisition Proposal which, if consummated, would result in such Person owning, directly or indirectly (A) assets that generate more than 50% of the consolidated total revenues of the Company and its Subsidiaries, (B) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries or (C) more than 50% of the total voting power of the equity securities of the Company, in each case that the Special Committee in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to both the stockholders of the Company and the holders of the Company’s outstanding indebtedness than the transactions contemplated hereby.

“Termination Date” has the meaning set forth in Section 6.1(a)(iv).

“Trading Affiliates” has the meaning set forth in Section 3.2(k).

“Transaction Documents” means this Agreement, the Bondholder Sale Agreements, the Newco Satisfaction and Release Documents, the Consents of the Preferred Holders and the Preferred Holder Satisfaction and Release Documents.

“Transfer” has the meaning set forth in Section 5.6(c).

“Warrants” means the warrants to acquire shares of Common Stock (as amended on May 19, 2008), exercisable at $1.35 per share, and the warrants to acquire shares of Common Stock issued on May 19, 2008, exercisable at $0.88 per share, in each case held by the Bondholders.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

ARTICLE II

Recapitalization Transactions

Section 2.1 Transactions at Closing. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the following transactions shall occur simultaneously:

(a) Newco shall surrender to the Company the Securities for Exchange pursuant to the terms hereof.

(b) Newco shall execute and deliver one or more written instruments effective as of the Closing, in form and substance reasonably satisfactory to the Company (the “Newco Satisfaction and Release Documents”):

(i) terminating all obligations of the parties under the Notes, Warrants and the Indenture,

(ii) releasing all security interests Newco may have in the assets of the Company or its Subsidiaries under the Notes or otherwise,

(iii) permanently waiving any and all rights with respect to any event of default that may have existed under the Notes at any time on or prior to the Closing, and

(iv) releasing the Company Releasees from all claims Newco or certain related parties may have against any of the Company Releasees (other than claims arising under the Transaction Documents), and releasing Newco from all claims the Company and its Subsidiaries may have against Newco (other than claims arising under the Transaction Documents).

(c) The Preferred Holders shall surrender to the Company stock certificates from each of the Preferred Holders representing all of the issued and outstanding shares of Preferred Stock, together with properly completed notices accepting the Company’s offer to exchange or notice of conversion relating thereto, sufficient to exchange the shares of Preferred Stock into shares of Common Stock (provided, however, that upon consummation of the transactions, outstanding Preferred Stock certificates will represent only the Common Stock). In addition, each consenting Preferred Holder shall execute and deliver one or more written instruments effective as of the Closing, in form and substance reasonably satisfactory to the Company (the “Preferred Holder Satisfaction and Release Documents”):

(i) terminating all obligations of the parties under the Preferred Stock and the Preferred Holder Agreements,

(ii) exchanging their shares of Preferred Stock for Common Stock or adjusting the conversion rates applicable to the Preferred Stock or otherwise taking steps as required to implement the Recapitalization Transactions as set forth in Annex A hereto, agreeing to amend the Company’s Certificate of Incorporation if necessary to effect the foregoing adjustments (including any reverse stock split) and agreeing to exchange or convert at Closing all of the shares of Preferred Stock into Common Stock as contemplated by the Recapitalization Transactions (collectively, the “Preferred Stock Adjustment”),

(iii) permanently waiving any and all rights with respect to the Company under the Preferred Stock or the Preferred Holder Agreements at any time on or prior to the Closing, and

(iv) releasing the Company Releasees from all claims the Preferred Holders or certain related parties may have against any of the Company Releasees (other than claims arising under the Transaction Documents), and releasing the Preferred Holders and certain related parties from all claims the Company and its Subsidiaries may have against the Preferred Holders or such related parties (other than claims arising under the Transaction Documents).

(d) The Company shall

(i) deliver to Newco one or more certificates in the name of Newco or its nominee, bearing appropriate restrictive legends (which shall permit the distribution to Newco’s members and the Bondholders of the Shares issuable to Newco in connection with the Recapitalization Transactions), representing the Shares issued to Newco hereunder, which shall include the Shares deliverable to the Bondholders by Newco pursuant to the Bondholder Sale Agreements as part of the Securities Purchase Price; and

(ii) deliver one or more certificates to each of the Preferred Holders as set forth in Annex B, bearing appropriate restrictive legends as contemplated by Section 3.2(g), representing the number of shares of Common Stock which each Preferred Holder is entitled to in respect of such holder’s shares of Preferred Stock.

Section 2.2 Closing. The closing (the “Closing”) of the Recapitalization Transactions shall take place at the offices of Lowenstein Sandler PC, 65 Livingston Ave., Roseland, New Jersey 07068, on the first business day after the satisfaction or waiver of the conditions set forth in Article IV, or at such other location and on such other date as the parties hereto shall mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

ARTICLE III

Representations and Warranties

Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to each Investor that, except as disclosed in the SEC Filings filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature):

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

(b) Authorization. The Company has full power and authority and, except for the receipt of agreements of the remaining Bondholders and Preferred Holders, and the Company Requisite Vote, has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) Capitalization.

(i) As of July 31, 2009:

(A) Preferred Stock. 299,515,270 shares of Preferred Stock were authorized, (1) 7,500,000 of which have been designated as Series M Preferred, and 4,347,571 (687,736 common equivalent shares) of which are issued and outstanding (or were earned pursuant to the accrued PIK dividend provision of the Certificate of Designations for such series but not yet issued (“earned”)), (2) 2,544,098 of which have been designated as Series N Preferred, 946,138 (149,668 common equivalent shares) of which were issued and outstanding or earned, (3) 1,625,000 of which have been designated as Series O Preferred, 129,547 (22,245 common equivalent shares) of which were issued and outstanding or earned, (4) 5,022,000 of which have been designated as Series P Preferred, 2,279,826 (544,030 common equivalent shares) of which were issued and outstanding or earned and (5) 9,704,813 of which have been designated as Series Q Preferred, 5,245,115 (4,156,686 common equivalent shares) of which were issued and outstanding or earned. No other shares of Preferred Stock were issued and outstanding as of July 31, 2009.

(B) Common Stock. 700,000,000 shares of Common Stock were authorized, of which 4,549,955 shares were issued and outstanding. As of the date hereof, no shares of Common Stock were held by the Company in its treasury.

(C) Options. 24,601 shares of Common Stock were subject to outstanding options.

(D) Warrants. Warrants to purchase 2,437,764 shares of Common Stock were issued and outstanding.

(ii) Except as set forth in subsection (i) above, and except with respect to rights that will be terminated as a result of the transactions described herein or as set forth on Annex B, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company, and there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind.

(iii) The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security except for securities being exchanged or cancelled pursuant to the transactions described herein or as set forth on Annex B.

(iv) The Company does not have outstanding shareholder purchase rights, a “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

(d) Valid Issuance. The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

(e) SEC Filings. The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the SEC (all such forms, reports, statements, certificates and other documents filed, including any amendments thereto, collectively, the “SEC Filings”) since June 30, 2008. As of their respective dates the SEC Filings filed since June 30, 2008 complied, and each of the SEC Filings filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder.

(f) No Conflict, Breach, Violation or Default. Subject to the receipt of consents from any Bondholders and Preferred Holders who have not yet consented to the transactions, and the Company Requisite Vote, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or Bylaws, both as in effect on the date hereof or (ii)(a) any statute, rule, regulation, order, judgment or decree of any Governmental Entity, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties.

(g) Company Requisite Vote. Certain shareholder consents or approvals may be required to effectuate the transactions contemplated hereby, including but not limited to (x) if the Company is listed on Nasdaq, the affirmative vote of a majority of the votes cast at the Stockholders Meeting by holders of outstanding shares of Company Stock, treating the outstanding shares of Common Stock and the Preferred Stock together as a single class, with each holder of Series M Preferred, Series N Preferred and Series O Preferred being entitled to vote a number of votes equal to the ratio of the Series M Preferred, Series N Preferred and Series O Preferred stated value to market price multiplied by the number of shares held by such holder, rounded down to the nearest whole number, and each share of Series P Preferred and Series Q Preferred being entitled to one vote, the affirmative vote of (A) 62.5% of the outstanding shares of Series M Preferred, (B) 62.5% of the outstanding shares of Series N Preferred and (C) 62.5% of the outstanding shares of Series O Preferred, (y) such votes as are required to approve the amendments of the Preferred Stock conversion rights if the shares are converted rather than exchanged for Common Stock, and (z) any other shareholder votes required to approve the share issuances, any reverse stock split and other matters under Delaware law and Nasdaq rules, if applicable (collectively, the “Company Requisite Vote”).

Section 3.2 Representations and Warranties of the Investors. Each Investor hereby severally, and not jointly, represents and warrants to the Company that:

(a) Organization and Existence. If it is not a natural person, it is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Shares pursuant to this Agreement.

(b) Authorization. The execution, delivery and performance by it of the Transaction Documents to which it is a party have been duly authorized and each will constitute the valid and legally binding obligation of it, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) Purchase Entirely for Own Account. The Shares to be received by it hereunder will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and it has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws, it being understood that Newco intends to distribute a portion of the Shares to the Bondholders pursuant to the Bondholder Sale Agreements and may distribute the remaining Shares received by it in the Recapitalization Transactions to its members. It is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

(d) Investment Experience. It acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. It acknowledges it has had an opportunity to consult legal counsel regarding the terms and provisions of this Agreement.

(e) Disclosure of Information. It has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares. It acknowledges full access to copies of the SEC Filings.

(f) Restricted Shares. It understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(g) Legends. It is understood that, except as provided below, certificates evidencing the Shares shall bear the following or any similar legend:

(i) “THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD WITHOUT RESTRICTION PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”

(ii) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.

(h) Accredited Investor. It is an accredited investor as defined in Rule 501(a) of Regulation D.

(i) No General Solicitation. It did not learn of the investment in the Shares as a result of any general solicitation or general advertising.

(j) Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or it for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by it or on its behalf.

(k) Prohibited Transactions. Since the earlier of (A) such time as it was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (B) thirty (30) days prior to the date hereof, neither it nor any of its Affiliates which (1) had knowledge of the transactions contemplated hereby, (2) has or shares discretion relating to its investments or trading or information concerning its investments, including in respect of the Shares, or (3) is subject to its review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”). Prior to the termination of this Agreement, it shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. It acknowledges that the representations, warranties and covenants contained in this Section 3.2(k) are being made for the benefit of the other parties hereto as well as the Company and that each of the other parties hereto shall have an independent right to assert any claims against it arising out of any breach or violation of the provisions of this Section 3.2(k).

(l) Ownership of Surrendered Securities. In the case of Newco, subject to receipt of the Newco Financing and consummation of the Bondholder Sale Agreements, it will own the Notes and the Warrants, and in the case of each Preferred Holder, it owns the shares of Preferred Stock set forth opposite its name on Annex B, beneficially and of record, free and clear of any Liens, other than those created pursuant to the terms of the Transaction Documents and, in the case of the Preferred Holders, the Preferred Holder Agreements, and those arising under applicable federal securities laws and state securities laws. Except as set forth in the Transaction Documents, and, in the case of the Preferred Holders, the Preferred Holder Agreements, there are no agreements (i) granting any option, warrant or right of first refusal with respect to such securities to any Person, (ii) restricting its right to surrender such securities to the Company, or (iii) restricting any other of its rights with respect to such securities. Subject to compliance with the requirements of the 1933 Act, it has the absolute and unrestricted right, power and capacity to sell, assign and surrender such securities to the Company free and clear of any Liens (except for Liens created pursuant to the Transaction Documents and those arising under applicable federal and state securities laws).

ARTICLE IV

Conditions to Closing

Section 4.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Recapitalization Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) This Agreement and the issuance of the Shares pursuant to the Recapitalization Transactions shall have been approved by the stockholders of the Company by the Company Requisite Vote if required by the rules of the Nasdaq or otherwise (which condition may be waived if the Company certifies that no such vote is required).

(b) No judgment, writ, order, injunction, award or decree of or by any Governmental Entity shall have been issued, and no action or proceeding shall have been instituted by any Governmental Entity, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(c) The Company shall have obtained any consent or approval required under the Credit Agreement or any loan, guarantee of indebtedness, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license, to consummate the Recapitalization Transactions.

(d) The Agreement shall not have been terminated pursuant to Section VI.

Section 4.2 Conditions to the Obligations of Newco. All obligations of Newco hereunder are subject to its ability to secure the Newco Financing and to thereafter acquire the Securities pursuant to the Bondholder Sale Agreements. The obligation of Newco to effect the Exchange and to execute and deliver the Newco Satisfaction and Release Documents at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in writing by Newco:

(a) The representations and warranties made by the Company in Section 3.1 hereof that are qualified as to materiality shall be true and correct in all respects and that are not so qualified shall be true and correct in all material respects, on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date. The Company shall have delivered a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in this Section 4.2(a).

(b) The Company shall have executed and delivered to Newco the Newco Satisfaction and Release Documents.

(c) The Company shall, upon Newco’s written request, submit to Newco the resignations of the Board of Directors of the Company at or prior to the Closing (the “Board Resignation Request”).

(d) Newco shall have obtained from the Newco Investors the Newco Financing to purchase the Securities for the Securities Purchase Price and to pay the Newco Expenses and such other sums as contemplated by the Bondholder Sale Agreements, and the transactions contemplated by the Bondholder Sale Agreements shall have been consummated.

(e) The Newco Investors shall have executed an instrument evidencing their consent to the terms and conditions set forth herein in form reasonably satisfactory to the Company. (Such consent by the Newco Investors is a condition subsequent to the effectiveness of this Agreement.)

(f) A sufficient number of Preferred Holders shall have executed this Agreement and consented to the Recapitalization Transaction so as to enable it to be effected without the consent of any additional Preferred Holders.

Section 4.3 Conditions to Obligations of the Company. The Company’s obligation to consummate the Recapitalization Transactions at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 3.2 hereof that are qualified as to materiality shall be true and correct in all respects and that are not so qualified shall be true and correct in all material respects on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date. The Investors shall have delivered a certificate or certificates, executed on behalf of the Company by an authorized representative, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in this Section 4.4(a).

(b) The consenting Preferred Holders shall have executed and delivered to the Company the Preferred Holder Satisfaction and Release Documents.

(c) Newco shall have executed and delivered to the Company the Newco Satisfaction and Release Documents.

ARTICLE V

Covenants and Agreements

Section 5.1 Forbearance. Until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the occurrence of any Bankruptcy Event prior to the Closing, Newco shall forbear from exercising the Warrants or exercising any of its rights or remedies under the Notes or taking any other action with respect to the Company or any of its Affiliates as a result of any Event of Default or event which, with the giving of notice, the lapse of time, or both, would become an Event of Default under the Notes.

Section 5.2 Conduct of Business. Except as expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, conduct its or their businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, shall use all reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their businesses shall be unimpaired at the Closing. Except as expressly permitted or required by this Agreement, the Company shall not, and shall not permit any Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the consummation of the Recapitalization Transactions set forth in Article IV not being satisfied. In addition (and without limiting the generality of the foregoing), except as expressly permitted or contemplated by the terms of this Agreement, the Company shall not, and the Company shall not permit any Subsidiary to, do any of the following without the prior written consent of Newco (which consent shall not be unreasonably withheld):

(i) amend its certificate of incorporation or by-laws;

(ii) sell, pledge, dispose of, grant, encumber, reclassify, combine, split, subdivide, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iii) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business;

(iv) sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole; or

(v) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

Section 5.3 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its commercially reasonable efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the Recapitalization Transactions including (a) the obtaining of all reasonably necessary actions and non-actions, waivers and consents, if any, from any Governmental Entity and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from any other Person; (c) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) the execution of additional instruments reasonably necessary to consummate the Recapitalization Transactions. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with any agency or authority in connection with this Agreement and the transactions contemplated hereby

Section 5.4 Acquisition Proposals.

(a) Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (“Representatives”) shall have the right to, directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, including by way of providing access to non-public information pursuant to (but only pursuant to) an executed confidentiality agreement; provided that the Company shall promptly provide to Newco any material non-public information concerning the Company or its Subsidiaries that is provided to any person given such access which was not previously provided or made available to the Investors; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals or otherwise facilitate any inquiries, proposals, discussions or negotiations with respect to Acquisition Proposals.

(b) At any time prior to the later of (x) the date that Newco Financing is consummated and at least two-thirds in principal amount of the Notes are purchased by Newco or (y) August 14, 2009, the Company may terminate this Agreement if the following conditions are satisfied:

(i) the Company has received an Acquisition Proposal that the Special Committee has determined in good faith constitutes a Superior Proposal;

(ii) prior to or concurrently with such termination the Company reimburses Newco in cash in immediately available funds for the Newco Expenses in accordance with Section 6.2(b) (provided that in no event shall the Company be required to reimburse more than $150,000.00 of Newco Expenses), and agree to pay the Break Up Fee as and when required under Section 6.2(c).

In connection with any such termination pursuant to this Section 5.4(b), Newco shall release the Bondholders from any obligations to consummate the transactions under the Bondholder Sale Agreements and shall not take any action to interfere with the Superior Proposal approved by the Special Committee (other than to make a new proposal which it believes to be superior to the Superior Proposal).

(c) At any time prior to obtaining the Company Requisite Vote, the Company may terminate this Agreement if the following conditions are satisfied:

(i) the Company has received an Acquisition Proposal that the Special Committee has determined in good faith (a) constitutes a Superior Proposal, and (b) failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

(ii) (1) the Company has provided Newco with not less than five (5) Business Days’ prior written notice that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching to such notice the most current version of such agreement as of the date of such written notice (it being agreed that, by itself, any determination by the Board of Directors of the Company or the Special Committee to send such notice shall not constitute a breach of Section 5.4 or a termination event under this Section 5.4(c)); and (2) during such five (5) Business Day period, the Company shall have negotiated, and shall have made its directors and officers available to negotiate, with Newco should Newco elect to propose adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Acquisition Proposal no longer constitutes a Superior Proposal and at the end of such five (5) Business Day period the Special Committee shall have determined in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal remains a Superior Proposal after giving effect to all the adjustments which may be offered pursuant to this clause (ii); and

(iii) prior to or concurrently with such termination the Company reimburses Newco in cash in immediately available funds for the Newco Expenses in accordance with Section 6.2(c) (provided that in no event shall the Company be required to reimburse more than $150,000.00 of Newco Expenses) and agree to pay the Break Up Fee as and when required under Section 6.2(c).

Section 5.5 Stockholders Meeting; Proxy Statement.

(a) If and to the extent required, the Company, acting through its Board of Directors, shall (i) as soon as reasonably practicable following the date of this Agreement, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Recapitalization Transactions and any requisite reverse stock split (the “Stockholders Meeting”), (ii) include in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) the recommendation of the Board of Directors that the stockholders of the Company vote in favor of approving the Recapitalization Transactions (the “Recommendation”) and (iii) use its commercially reasonable efforts to obtain the Company Requisite Vote; provided that the Board of Directors of the Company may fail to make and the Special Committee may withdraw, modify or change the Recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside legal counsel to the Special Committee, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

(b) If and to the extent that shareholder approval is required, then as soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Newco, prepare and file with the SEC the Proxy Statement. Newco and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Newco and the Preferred Holders will furnish to the Company the information relating to it required by the 1934 Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the preliminary Proxy Statement or any amendment or supplement thereto, without providing Newco a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Newco prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of the Preferred Holders, Newco and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall, as soon as reasonably practicable, notify Newco of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

Section 5.6 Agreement of Preferred Holders.

(a) Each Preferred Holder agrees to exchange its shares of Preferred Stock for Common Stock in accordance with the formulas set forth on Annex A so as to effect the Recapitalization Transaction.

(b) If a shareholder vote is required, and provided that the Board of Directors has made the Recommendation and the Special Committee has not withdrawn or changed the Recommendation in accordance with Section 5.5(a), at the Stockholders Meeting or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Recapitalization Transactions is sought, each Preferred Holder shall vote (or cause to be voted) such Preferred Holder’s Preferred Stock in favor of approving the Recapitalization Transactions and any requisite reverse stock split. In furtherance of the foregoing, each Preferred Holder shall also vote (or cause to be voted) such Preferred Holder’s Preferred Stock at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Preferred Holder’s vote, consent or other approval is sought with respect to the Preferred Stock Adjustment.

(c) Provided that the Board of Directors has made the Recommendation and the Special Committee has not withdrawn or changed the Recommendation in accordance with Section 5.5(a), at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Preferred Holder’s vote, consent or other approval is sought, such Preferred Holder shall vote (or cause to be voted) such Preferred Holder’s Preferred Stock against (A) any Acquisition Proposal other than the Recapitalization Transactions unless such Acquisition Proposal is determined by a majority of the Special Committee to constitute a Superior Proposal, and (B) any amendment of the Company’s Certificate of Incorporation or By-laws, which amendment would in any manner impede, frustrate, prevent or nullify the Recapitalization Transactions or change the voting rights of any class of capital stock of the Company in a manner that would reasonably be expected to materially and adversely delay, impede or frustrate the Recapitalization Transactions (a “Frustrating Transaction”). Each Preferred Holder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(d) Each Preferred Holder agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, such Preferred Holder’s Preferred Stock to any Person other than to an Investor that is a party hereto or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, the Recapitalization Transactions or an Acquisition Proposal.

(e) Each Preferred Holder hereby irrevocably grants to, and appoints, Newco such Preferred Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Preferred Holder, to vote such Preferred Holder’s Preferred Stock, or grant a consent or approval in respect of such Preferred Stock, in accordance with, and subject to the limitations of, this Section 5.6. The proxy set forth in this Section 5.6(d) shall terminate automatically without any further action by any party hereto upon the sooner of (i) termination of this Agreement in accordance with its terms or (ii) the Proxy Statement does not contain the Recommendation or the Special Committee withdraws or changes the Recommendation in accordance with Section 5.5(a). Each Preferred Holder represents that any proxies heretofore given in respect of such Preferred Holder’s Preferred Stock are not irrevocable, and that all such proxies have been heretofore or are hereby revoked. Each Preferred Holder hereby affirms that the irrevocable proxy granted in this Section 5.6(d) is given in connection with the execution of this Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Preferred Holder under this Section 5.6(d). Each Preferred Holder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Preferred Holder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(f) Each Preferred Holder agrees that, in respect of any matter other than those referred to in Section 5.6(a) to (e), including but not limited to approving any amendment of this Agreement that binds all Preferred Holders, the act of Preferred Holders holding a majority of the outstanding shares of Preferred Stock (with each share of Preferred Stock being entitled to a single vote) shall be the act of all of the Preferred Holders.

Section 5.7 Stockholder Litigation. The Company shall give Newco the opportunity to participate in the defense or settlement discussions of any litigation against the Company and/or its directors relating to the transactions contemplated by the Transaction Documents provided that such participation does not result in any waiver of the attorney-client privilege or prejudice the Company in such defense or settlement discussions.

ARTICLE VI

Termination

Section 6.1 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, Newco and the Preferred Holders to effect the Closing may be terminated and the transaction contemplate hereby abandoned prior to the Closing as follows:

(i) Upon the mutual written consent of the Company and Newco;

(ii) By either the Company or Newco at any time prior to the date that Newco certifies to the Company that it has received (a) executed Bondholder Sale Agreements from holders of a sufficient amount of the Notes so as to enable Newco and the Company to effect the Exchange without acquiring any additional Notes; and (b) signature pages to this Agreement from any other Preferred Holders with voting rights with respect to a sufficient number of shares so as to permit the Recapitalization Transactions to be effected without consent required from any other Preferred Holders.

(iii) by either the Company or Newco if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action (including enactment of a statute, rule or regulation) restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement;

(iv) by either the Company or Newco if the Closing has not occurred on or prior to the date that is one hundred twenty (120) days following the date of this Agreement, plus that number of additional days as shall equal the number of days elapsing between the time of the filing of the initial filing with the SEC of the Proxy Statement and the time the SEC notifies the Company it has no further comments with respect thereto minus ten (10) days (the “Termination Date”);

(v) by either the Company or Newco if the Stockholder Meeting shall have been convened and a vote with respect to the adoption of this Agreement by the Company Requisite Vote shall not have been obtained (unless the Stockholder Meeting is adjourned or postponed to vote on the Recapitalization Transactions at a subsequent date, which in any event shall not be later than five days prior to the Termination Date);

(vi) By the Company

(A) pursuant to and in accordance with Section 5.4(b) or (c).

(B) if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of Newco, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in the failure of the conditions set forth in Section 4.1 or 4.3, as the case may be, and which is not cured within the earlier of (i) the Termination Date and (ii) thirty (30) days following written notice to Newco, or which by its nature or timing cannot be cured within such time period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(a)(vi)(B) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement and such breach has resulted in the circumstances giving rise to Newco’s seeking to terminate its obligation to effect the Closing.

(C) if all the conditions set forth in Section 4.1 and 4.2 have been satisfied and Newco has failed to consummate the Recapitalization Transactions no later than ten (10) Business Days after the satisfaction of such conditions.

(vii) By Newco

(A) if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements that provide a right of termination pursuant to Section 5.4), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in the failure of the conditions set forth in Section 4.1 or 4.2, as the case may be, and which is not cured within the earlier of (i) the Termination Date and (ii) thirty (30) days following written notice to the Company, or which by its nature or timing cannot be cured within such time period; provided, however, that Newco shall not have the right to terminate this Agreement pursuant to this Section 6.1(a)(vii)(A) if Newco is then in material breach of any of its covenants or agreements contained in this Agreement and such breach has resulted in the circumstances giving rise to Newco’s seeking to terminate its obligation to effect the Closing.

(B) if all the conditions set forth in Section 4.1 and 4.3 have been satisfied and the Company has failed to consummate the Recapitalization Transactions no later than ten (10) Business Days after the satisfaction of such conditions.

(b) In the event of termination by the Company or Newco of its obligations to effect the Closing pursuant to this Section 6.1, written notice thereof shall forthwith be given to the other parties by the Company and the other parties shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other parties hereto.

Section 6.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 6.1, written notice shall be given by the terminating party to the other parties hereto and this Agreement shall forthwith become void and there shall be no liability on the part of the Investors or the Company, except that (i) the provisions of this Section 6.2 and Article VII shall survive any such termination, and (ii) nothing herein will relieve any party from liability for fraud or for any willful breach of any representation or warranty or any willful breach prior to such termination of any covenant or agreement contained herein or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of any breach by the other party or parties of this Agreement.

(b) Whether or not the Recapitalization Transactions are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(c) Notwithstanding the foregoing, in the event that this Agreement is terminated by the Company pursuant to Section 5.4 or Section 6.1(a)(vi)(A) on account of an Acquisition Proposal, then the Company shall (i) reimburse Newco for the Newco Expenses by wire transfer of same-day funds concurrently with such termination (provided that in no event shall the Company be required to reimburse more than $150,000.00 of Newco Expenses, in the aggregate) and (ii) in addition, in the event that the Company consummates a transaction contemplated by the Acquisition Proposal, pay to Newco the Break-up Fee by wire transfer of same-day funds concurrently with the consummation of such transaction. The parties acknowledge that the agreements contained in this Section 6.2(c) are an integral part of the Recapitalization Transactions, and that, without these agreements, the parties would not enter into this Agreement. The parties hereto agree and understand that in no event shall the Company be required to pay the Break-Up Fee on more than one occasion. Payment of the fees described in this Section 6.2 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in the proviso to the first sentence of Section 6.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement, except for specific performance or other equitable relief or as otherwise set forth herein.

ARTICLE VII

Miscellaneous

Section 7.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) this Article VII.

Section 7.2 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 7.3 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or pdf, which shall be deemed an original.

Section 7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 7.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier or e-mail, then such notice shall be deemed given upon receipt, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other parties:

If to the Company:

Mark Carlesimo, Esq.

25 Central Ave.

Teterboro, NJ 07608

If to Newco:

Garrett Stonehouse

1 Morningside Drive North

Building B, Suite 300

Westport, CT 06880

If to a Preferred Holder:

to the addresses set forth on the signature pages or Annexes hereto.

Copies of all notices shall be simultaneously sent by the party providing such notice to the Special Committee at:

Special Committee of the Board of Directors

c/o Richard Kassar

Freshpet Inc.

400 Plaza Drive

1st Floor

Secaucus, NJ 07904

With a copy to:

John Edwin Depke

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Section 7.6 Expenses. Except as provided in Sections 5.4 and 6.2(c), the parties hereto shall pay their own costs and expenses in connection herewith.

Section 7.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Newco and the Preferred Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Newco and each holder of any Shares purchased under this Agreement at the time outstanding, each Preferred Holder of all such Shares, and the Company.

Section 7.8 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company, Newco or any Preferred Holder without the prior consent of the Company (in the case of a release or announcement by Newco or any Preferred Holder) or Newco (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the affected party shall allow the other parties hereto, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

Section 7.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 7.10 Entire Agreement. This Agreement, including the Annexes, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 7.11 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 7.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that: (a) in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action.

Section 7.13 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 7.14 Independent Nature of Obligations and Rights. The obligations of each Person under any Transaction Document are several and not joint with the obligations of any other Person, and no Person shall be responsible in any way for the performance of the obligations of any other Person under any Transaction Document. The decision of each Person to acquire Shares pursuant to the Transaction Documents has been made by such Person independently of any other Person. Nothing contained herein or in any Transaction Document, and no action taken by any Person pursuant thereto, shall be deemed to constitute the parties hereto as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Person acknowledges that no other Person has acted as agent for such Person in connection with making its investment hereunder and that no Person will be acting as agent of such Person in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Person shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Person to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the other parties hereto has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple parties and not because it was required or requested to do so by any Person.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

VELOCITY EXPRESS CORPORATION

By:
Name:
Title:

MCG ACQUISITION LLC

By:
Name:
Title:

The undersigned hereby reaffirm the Consent previously given to the agreements set forth herein and agree to all terms set forth herein. If there is any conflict between the consents and this Agreement, this Agreement shall control.

PREFERRED HOLDERS

By:
Name:
Title:

ANNEX A

PREFERRED STOCK CONVERSION OR EXCHANGE RATES

Exchange Rates

	Preferred Shares, July 31 2009	Conversion Ratio, July 31, 2009	Common Equivalent Shares, July 31 2009	Exchange or Conversion Rate, Post	Common Shares, Post
Series M	4,347,571	0.15819	687,736	1.71728	7,465,987

Series N	946,138	0.15819	149,668	1.71728	1,624,781

Series O	129,547	0.17171	22,245	1.86407	241,484

Series P	2,279,826	0.23863	544,030	2.59052	5,905,930

Series Q	5,245,115	0.79249	4,156,686	8.60316	45,124,555

Velocity Express Corporation

Capitalization Table

	Current - July 31, 2009		Proposed
	Common Equivalent Shares		Common Shares
Common Stock	4,549,955	36.2%	4,549,955	1.5%

Employee / Advisor Options, Warrants	398,421	3.2%	188,847	0.1%

Preferred Stock [1]	5,560,364	44.2%	60,362,736	19.9%

Note Holder Warrants Total	2,063,944	16.4%	—	0.0%

Note Holder non-Voting Shares			30,333,033	10.0%

Management Group (Mgmt + Investor)			207,895,761	68.5%

Total	12,572,685	100.0%	303,330,333	100.0%

[1]	Preferred Stock balances include PIK dividends issued plus earned and unissued through 7/31/09

Note: Certain of the Employee/Advisor Options and Warrants, including the warrants issued to THLPV in 2006 for 188,847 shares with a strike price of $0.04, have anti-dilution protection. The Company intends to attempt to reduce such options and warrants to the number set forth in the Post-recapitalization column and to ask for waivers of anti-dilution rights, but no assurances can be given that such reductions or waivers will be obtained, which may cause the numbers set forth herein to be subject to further adjustment.